Exhibit 3.5

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20130038301-21
	Filing Date and Time: 01/22/2013 11:15 AM
	Entity Number: E0048742010-0

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Colorado Gold Mines, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF THE SERIES A PREFERRED STOCK
OF
COLORADO GOLD MINES, INC.

I, William Lundy, the President of Colorado Gold Mines, Inc., a corporation organized and existing under the laws of Nevada, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of this Corporation, the Board of Directors on January 10, 2013, adopted a resolution, creating a series of (see attached for entire certificate)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF THE SERIES A PREFERRED STOCK OF COLORADO GOLD MINES, INC.

I, William Lundy, the President of Colorado Gold Mines, Inc., a corporation organized and existing under the laws of Nevada, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of this Corporation, the Board of Directors on January 10, 2013, adopted a resolution, creating a series of Preferred Shares, $0.0001 par value per share, designated as the Series A Preferred Shares.

The relative rights and preferences of the Series A Preferred Shares are as follows:

1. **Designation and Amount**. The shares of such series shall be designed as "Series A Preferred Shares" (the "Series A Preferred Shares"), and the number of shares constituting such series shall be 8,000,000. The number of shares constituting such series may, unless prohibited by the Articles of Incorporation, be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Shares.

2. **Dividends.** Each Series A Preferred Share shall be entitled to the same dividend declared by the Board of Directors with respect to any share of this Corporation's common stock.

3. **Voting Rights**. Each Series A Preferred Share will be entitled to 40 votes upon any matter submitted to the holders of this Corporation's common stock.

4. **Conversion.**

(i) Each Series A Preferred Share shall be convertible, at the option of the holder of such share, at any time after the date of issuance of such share, into four fully paid and non-assessable shares of the Company's common stock.

(ii) In the event the Company shall at any time declare or pay any dividend on its common stock payable in shares of common stock, or effect a subdivision, combination, consolidation, or stock split of the outstanding shares of common stock (by reclassification or otherwise) into a greater or lesser number of shares of common stock, then in each such case the number of shares of common stock issuable upon the conversion of the Series A Preferred Shares immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.

(iii) In the event the Company shall declare a distribution payable in securities of the Company, securities of other persons, evidence of indebtedness issued by the Company or other persons, assets (including cash dividends) or options or rights then, in each such case for the purpose of this Section the holders of the Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of common stock into which their Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of shares of common stock entitled to receive such distribution.

(iv) If at any time or from time to time there shall be a recapitalization of the shares of common stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section), provision shall be made so that the holders of the Series A Preferred Shares shall thereafter be entitled to receive upon conversion of the Series A Preferred Shares the number of shares of common stock or other securities or property of the Company or otherwise, to which a holder of shares of common stock deliverable upon conversion of the Series A Preferred Shares would have been entitled immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section with respect to the rights of the holders of the Series A Preferred Shares after the recapitalization to the end that the provisions of this Section (including adjustment of the number of shares issuable upon conversion of the Series A Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(v) The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms with respect to any rights of the holders of the Series A Preferred Shares against impairment, but will at all times in good faith assist in the carrying out of all the provisions of this Section and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Shares against impairment.

(vi) No fractional shares shall be issued upon conversion of the Series A Preferred Shares, and the number of shares of common stock to be issued shall be rounded to the nearest whole share.

(vii) The Company shall at all times reserve and keep available out of its authorized but unissued common stock, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, in addition to such other remedies as shall be available to the holder of Series A Preferred Shares, the Company will take such corporate action as may be necessary to increase its authorized but unissued common stock to such number of shares as shall be sufficient for such purposes.

(viii) The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of common stock upon conversion of the

Series A Preferred Shares pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

5. **Reacquired Shares**. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Shares or as otherwise required by law.

6. **Sale of Property, Liquidation, Dissolution or Winding Up**. The holders of the Series A Preferred Shares will be entitled to receive $0.01 per share upon the liquidation, dissolution or winding up of the Corporation.

IN WITNESS WHEREOF, I have executed this Certificate of Designation, Preferences and Rights this 10th day of January, 2013.

William K. Lundy
President